                                                                    EXHIBIT 11.1



                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                     Three Months Ended                  Six Months Ended
                                     ------------------                  ----------------

                                  March 31,         April 2,          March 31,       April 2,
                                    1996              1995              1996            1995
                                    ----              ----              ----            ----
Average shares outstanding         17,271            16,140            17,166          15,555

Net effect of dilutive stock
   options and warrants             1,000               497               824           1,111
                                ---------         ---------         ---------       ---------
Average common and common
 equivalent shares
 outstanding                       18,271            16,637            17,990          16,666
                                =========         =========         =========       =========

Net income                        $ 3,938           $ 2,754           $ 7,479          $5,184
                                =========         =========         =========       =========
Net income per share              $  0.22           $  0.17           $  0.42           $0.31
                                =========         =========         =========       ========-